Exhibit 99.1

News From

FOR IMMEDIATE RELEASE May 14, 2004

HEALTHSOUTH ANNOUNCES SUCCESS AND EXPIRATION OF CONSENT SOLICITATIONS OF 10.75% SENIOR SUBORDINATED NOTES AND 8.50% SENIOR NOTES DUE 2008

Remaining Consent Solicitations Extended to May 20, 2004; Certain Conditions Eliminated

BIRMINGHAM, Ala. – HealthSouth Corp. (OTC Pink Sheets: HLSH) today announced that it has completed another important step in its plan to strengthen its balance sheet and provide the Company with a sound capital structure.

A majority in principal amount of the holders of its 8.500% Senior Notes due 2008 and 10.750% Senior Subordinated Notes due 2008 have delivered consents under those indentures, representing a sufficient number of consents to approve proposed amendments to, and waivers under, the indentures governing those Notes.

The Company received consents from approximately 89.21% in principal amount of the holders of its 10.750% Senior Subordinated Notes due 2008 and approximately 90.98% in principal amount of the holders of its 8.500% Senior Notes due 2008. The two issues for which the company has gained consent represent $662,260,000, or more than 25%, of the Company’s total Senior and Senior Subordinated debt for which the Company was seeking consents.

HealthSouth believes that, as demonstrated by the success of the 8.500% and 10.750% consent solicitations, the market is validating its offer as commercially reasonable. While the Company remains in negotiations with the holders of its other senior note issues, it is encouraged by the significant and positive response received thus far under its consent solicitations.

Terms of Consent Solicitations

The Company will pay $13.75 per $1,000 principal amount to holders of its 10.750% Senior Subordinated Notes due 2008 and its 8.500% Senior Notes due 2008 who delivered valid and unrevoked consents prior to the expiration of the consent solicitation on May 13, 2004 at 11:59 p.m., New York City Time.

The Company has extended its consent solicitation for its 6.875% Senior Notes due 2005, 7.375% Senior Notes due 2006, 7.000% Senior Notes due 2008, 8.375% Senior Notes due 2011 and 7.625% Senior Notes due 2012 to 11:59 p.m., New York City Time on May 20, 2004. The Company will pay $13.75 per $1,000 principal amount to holders of its 6.875% Senior Notes due 2005, 7.375% Senior Notes due 2006, 7.000% Senior Notes due 2008, 8.375% Senior Notes due 2011 and 7.625% Senior Notes due 2012 who deliver valid and unrevoked consents prior to the expiration of the consent solicitations, subject to the proposed amendments to the indentures becoming operative. Holders who previously delivered valid consents and do not revoke those consents will receive the consent fee if the conditions to their consent solicitation are satisfied or waived.

HealthSouth is also amending the consent solicitations for its 6.875% Senior Notes due 2005, 7.375% Senior Notes due 2006, 7.000% Senior Notes due 2008 and 8.375% Senior Notes due 2011 to eliminate the condition to each of these solicitations relating to the successful completion of any other consent solicitation. As amended, each of these consent solicitations is independent of the consent solicitation for any other issue of Senior Notes.

Each holder of notes who consents to the proposed amendments will also be waiving all alleged and potential defaults under the indentures arising out of events occurring on or prior to the effectiveness of the proposed amendments. Consents for any series of notes may be revoked at any time prior to the date on which the trustee under the indenture for that series receives evidence that the requisite consents have been obtained.

This news release is not a solicitation of consents with respect to any securities. The consent solicitations are being made only pursuant to the terms and conditions of the consent solicitation statements relating to each series of Notes and the accompanying documents. These documents can be obtained from Innisfree M&A Incorporated, the information agent, at 212-750-5833 (Banks and Brokers Call Collect) or 888-750-5834 (Noteholders Call Toll-Free). Questions regarding the solicitations should be directed to Credit Suisse First Boston, the solicitation agent, at 800-820-1653.

About HEALTHSOUTH

HealthSouth is the nation’s largest provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, with nearly 1,700 locations nationwide and abroad. HealthSouth can be found on the Web at www.HEALTHSOUTH.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HEALTHSOUTH, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. HEALTHSOUTH’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HEALTHSOUTH include, but are not limited to: the investigations by the Department of Justice and the Securities Exchange Commission into HEALTHSOUTH’s financial reporting and related activity; HEALTHSOUTH’s statement that as a result of the investigations, the Company’s previously filed financial statements should no longer be relied upon and may result in the Company restating its prior financial statements; the withdrawal by HEALTHSOUTH’s former accountants of their audit reports on all of the Company’s previously filed financial statements; the outcome of pending litigation relating to these matters; significant changes in HEALTHSOUTH’s management team; HEALTHSOUTH’s ability to successfully amend, restructure and/or renegotiate its existing indebtedness or cure or receive a waiver of alleged defaults under such agreements, the inability of which may result in HEALTHSOUTH filing a voluntary petition for bankruptcy; HEALTHSOUTH’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; changes, delays in or suspension of reimbursement for HEALTHSOUTH’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; changes to the implementation of the prospective payment system for inpatient rehabilitation services; competitive pressures in the healthcare industry and HEALTHSOUTH’s response thereto; HEALTHSOUTH’s ability to obtain and retain favorable arrangements with third-party payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements.

### For more information contact Andy Brimmer at 205-410-2777.